Exhibit 99.1

Bruker Appoints Gerald Herman as Interim Chief Financial Officer

BILLERICA, Massachusetts — March 14, 2018 — Bruker today announced that it has appointed Gerald N. Herman to serve as the Company’s Interim Chief Financial Officer (CFO), effective as of March 17, 2018.

Mr. Herman was recently also appointed as Bruker’s Principal Accounting Officer (PAO), and he will assume his additional responsibilities as Interim CFO upon the departure of current CFO Anthony L. Mattacchione, whose resignation was announced in February 2018.

Frank H. Laukien, President and CEO of Bruker Corporation, stated: “I am very pleased to have Gerald as our Interim Chief Financial Officer and on my Executive Leadership Team.  His diverse and deep background in finance and operations, including extensive international and manufacturing experience, will enable Gerald to be a strong Interim CFO for Bruker.  Gerald’s process, systems and operational focus are a great fit for the continued execution of Bruker’s dual strategy of portfolio transformation and operational excellence.  I look forward to working with Gerald on our key operational priorities and profitable growth initiatives, and to continuing to deliver on our financial commitments.”

Mr. Herman joined the Company in 2016 as Vice President and Corporate Controller. Prior to joining Bruker, Mr. Herman had served in senior executive positions with various publicly traded companies, including as Corporate Vice President - Clinical Operations of PAREXEL International from 2014 to February 2016, and as Corporate Vice President & Controller-Finance of PAREXEL from 2008 to 2013. Prior to 2008, Mr. Herman was Vice President - Corporate Controller of Presstek, Inc. He also served in financial, consulting and accounting roles at various organizations, including as Senior Manager at Arthur Andersen LLP from 1979 to 1987. Mr. Herman is a Certified Public Accountant (CPA) and holds a Master of Business Administration (MBA) from the University of Chicago, and a Master of Science in Taxation from Bentley University.

Mr. Gerald Herman, Interim Chief Financial Officer of Bruker Corporation

Mr. Herman commented: “Bruker is a leader in the life science tools markets and carries an outstanding legacy of innovation and customer success.  I am excited about the opportunity to work more closely with Frank and our strong leadership team to continue to support discoveries for our customers and drive value for our shareholders.”

Mr. John Ornell, the Chair of the Audit Committee of Bruker’s Board of Directors, added: “Gerald is an integral member of Bruker’s senior finance leadership team and he has been heavily involved with the Company’s margin enhancement initiatives, which will continue to be his focus as Interim CFO.  I look forward to working closely with Gerald.”

About Bruker Corporation (NASDAQ: BRKR)

For more than 55 years, Bruker has enabled scientists to make breakthrough discoveries and develop new applications that improve the quality of human life. Bruker’s high-performance scientific instruments and high-value analytical and diagnostic solutions enable scientists to explore life and materials at molecular, cellular and microscopic levels. In close cooperation with our customers, Bruker is enabling innovation, improved productivity and customer success in life science molecular research, in applied and pharma applications, in microscopy and nanoanalysis, and in industrial applications, as well as in cell biology, preclinical imaging, phenomics and proteomics research, microbiology and molecular pathology research. For more information, please visit: www.bruker.com.

Investor Contact:

Miroslava Minkova

Head of Investor Relations

Bruker Corporation

T: +1 (978) 663 — 3660, ext. 1479

E: miroslava.minkova@bruker.com